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                                                             Exhibit 11(a)


                      Independent Auditor's Consent



To the Shareholders and Board of Directors of The Hanover Investment Funds,
Inc.:



We consent to the use of our report dated January 19, 1996 with respect to The Short Term U.S. Government Fund, The U.S. Government Securities Fund, The Blue Chip Growth Fund, The Small Capitalization Growth Fund, and The American Value Fund incorporated herein by reference and to the references to our Firm under the heading "Financial Highlights" and "Reports to Shareholders" in the Prospectus and "Financial Information" in the Statement of Additional Information.



                                                 KPMG Peat Marwick LLP



New York, New York
March 29, 1996